FOURTH AMENDMENT
OF
HANESBRANDS INC.
NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
(As Amended and Restated December 9, 2008)
WHEREAS, Hanesbrands Inc. (the “Corporation”) maintains the Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan (as Amended and Restated December 9, 2008) (the “Plan”); and
WHEREAS, the Plan has previously been amended and further amendment of the Plan is now considered desirable;
NOW, THEREFORE, in exercise of the power reserved to the Corporation by Section 17 of the Plan, and by the power delegated to the Compensation Committee of the Board of Directors of the Corporation (the “Committee”) by resolutions of the Board of Directors of the Corporation, the Plan is hereby amended, effective as of January 1, 2023, by substituting the following for subsections 4(d) and (e) of the Plan:
“(d)    As part of each Deferral Election for the 2007 Plan Year, the Non-Employee Director must specify the Distribution Date on which the Deferral will be paid or commence. For the 2008 through 2022 Plan Years, the Distribution Date with respect to a Deferral shall be the earlier of the fifth anniversary of the applicable Deferral Crediting Date or the Non-Employee Director's Separation from Service. For 2023 and subsequent Plan Years, the Distribution Date with respect to a Deferral shall be any of the following at the election of the Non-Employee Director: (i) the Distribution Date specified by the Non-Employee Director, (ii) the Non-Employee Director's Separation from Service or (iii) the earlier of the Distribution Date specified by the Non-Employee Director or the Non-Employee Director's Separation from Service. A Non-Employee Director may make a different Deferral Election for each separate Deferral under the Plan. Except as provided in subsection (e) below, an election under this subsection (d) is irrevocable and shall apply only to that portion of the Non-Employee Director's Deferral Account which is attributable to the Deferral.
(e)    A Non-Employee Director may make a Re-Deferral Election; provided, that no Re-Deferral Election shall be effective unless (i) the Committee receives the election not later than 12 months prior to the Distribution Date to be changed, and (ii) the new Distribution Date shall be a date specified by the Non-Employee

Director that is not earlier than the fifth anniversary of the prior Distribution Date. All Re-Deferral Elections must be made pursuant to such rules as the Committee may prescribe. The Committee, in its complete discretion, may modify the general rules set forth above as permitted by IRS Notice 2005-1, applicable regulations and other guidance issued under Code Section 409A.”

IN WITNESS WHEREOF, the Committee has caused this amendment to be executed by its duly authorized representative this 19th day of December, 2022.
*    *    *
COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS OF HANESBRANDS INC.
By: /s/ Ann E. Ziegler
    Compensation Committee Representative